Exhibit 99.1

KODIAK ENERGY, INC. – LUCY UPDATE

20 May, 2008

CALGARY, ALBERTA -- (MARKET WIRE) --20/05/08 -- Kodiak Energy, Inc. (TSX-V:KDK)
and (OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") is pleased to announce that an updated Lucy Prospective Resource report has been completed. A full copy of the report dated May 2008, will be posted on the Corporations website (www.kodiakpetroleum.com) for Tuesday, May 20th, 2008.

The Corporation will also be filing a Form 51-102F3 Material Change Report regarding its Lucy BC Properties on Sedar and an 8K report on Edgar.

The following is an excerpt from the Chapman Petroleum Engineering Ltd. Evaluation of Prospective Resources report (May 2008). This report presents an overview and analysis of Kodiak’s Lucy project which includes 1,974 acres (3 sections) of leased mineral rights within the Horn River Basin regional shale gas play.

“Work Program
During 2008, the Company is planning to perforate, fracture and test the Evie Shale in well a-79-A to determine the deliverability of this zone from a vertical well bore.  In 2009, the company intends to drill a horizontal leg into the Evie shale from well d-90-A and perform a multi-stage completion.  This would enable a comparison between the productive capabilities of horizontal vs vertical completions.

Resource Potential
We have prepared an assessment of the prospective resources of this work program for the Evie gas shale.  For the low case, we considered only the free gas in the zone and estimated this to be approximately 16 Bcf/section of original gas in place.  For the high case, we used published resource estimates provided by an operator in the Horn River Basin, adjusted to the shale thickness in this part of the basin which resulted in 48 Bcf/section of original gas in place.  For our best estimate, we took the average of high and low estimates which was 32 Bcf/section of original gas in place.  From published reservoir parameters provided by the B.C. Oil and Gas Commission, we estimated recovery factor to be 55% and surface loss to be 10%.

Based on this data, we have established an estimate of total marketable prospective resources for this project to be 3,011 MMscf for the low estimate, 10,322 MMscf for the best estimate and 17,635 MMscf for the high estimate, based on the drainage area for the horizontal completion to be twice of the vertical completion.

A summary of the gross prospective resources is presented in Table 2.

Productivity Estimates
Initial production rates for the vertical completion were estimated to be 0.5 MMscf/d (low estimate), 0.75 MMscf/d (best estimate), and 1.0 MMscf/d (high estimate).  Initial production rates for the horizontal completion were estimated to be 1.0MMscf/day (low estimate), 2.0 MMscf/d (best estimate), and 3.0 MMscf/d ( high estimate).  These estimated initial production rates are based on reported rates from operators in the Horn River Basin.

Target dates are subject to change as new information becomes available

About Kodiak
Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

The information in the Engineering Report referred to herein contains the terms "prospective resources". Kodiak advises investors that although these terms are recognized and required by Canadian securities regulations (under National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities), the US Securities and Exchange Commission does not recognize these terms. Investors are cautioned not to assume that any part or all of the resources in this category will ever be converted into reserves. In addition, "prospective resources" have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that any part of a prospective resource will ever be upgraded to a higher category. Under Canadian rules, estimates of prospective resources may not form the basis of feasibility or pre-feasibility studies, or economic studies except for a "preliminary assessment" as defined under National Instrument 51-101. Under US rules, investors are cautioned not to assume that part or all of a prospective resource exists, or is economically or legally recoverable.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe, Chief Executive Officer
Phone:  +1 (403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com